[LETTERHEAD OF CHOATE, HALL & STEWART LLP]

Exhibit 5.1

June 6, 2013

NV Energy, Inc.
6226 West Sahara Avenue
Las Vegas, Nevada 89146

Ladies and Gentlemen:

This opinion is delivered in connection with a Registration Statement on Form S-3 (the “Registration Statement”) of NV Energy, Inc., a Nevada corporation (the “Company”), relating to the proposed issuance and sale from time to time, pursuant to the Company’s Dividend Reinvestment Plan, dated June 5, 2013 (the “Plan”), of up to 1,446,955 shares of the Company’s Common Stock, $1.00 par value (the “Plan Shares”).

In connection with rendering this opinion, we have examined such corporate records, certificates and other documents as we have considered necessary for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents.

Based on the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.             The Company is a corporation duly organized and legally existing and in good standing under the laws of the State of Nevada.

2.             The Board of Directors of the Company has authorized the issuance and sale of the Plan Shares and when issued and sold against payment therefor in accordance with the provisions of the Plan, the Plan Shares will be duly and validly authorized and legally issued and will be fully paid and non-assessable.

Insofar as this opinion relates to matters of law and legal conclusions governed by the laws of the State of Nevada, we base it on the opinion of Woodburn and Wedge of Reno, Nevada, as evidenced by the opinion of such firm to be filed with the Registration Statement and the consent contained in such opinion to the statements made in the Registration Statement with regard to such firm. Our opinions as to such matters are based on the assumptions and subject to the qualifications and limitations set forth in such opinion letter.

We hereby consent to be named in the Registration Statement and in any amendments thereto as counsel for the Company, to the statements with reference to our firm made in the Registration Statement under the caption “Legal Matters,” and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

NV Energy, Inc.

June 6, 2013

This opinion is limited to the matters expressly set forth herein. This opinion is given and speaks only as of the date hereof and is limited to our knowledge of the facts and the laws, statutes, rules and regulations, and judicial and administrative interpretations thereof, as currently in effect, and assumes no event will take place in the future which will affect the opinions set forth herein. These are all subject to change, possibly with retroactive effect. We assume no obligation to advise any party of changes of any kind that may hereafter be brought to our attention, even if such changes would affect our opinion, or to update or supplement this opinion after the date hereof.

Very truly yours,

/s/  Choate, Hall & Stewart LLP

 CHOATE, HALL & STEWART LLP